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May 20, 2009

Dear Chevron Stockholder:

In recent days you may have received one or more letters from the proponents of the proposed stockholder resolution designated Item 10 in our Proxy Statement. That proposal requests that the Company produce a report on the policies and procedures that Chevron uses to assess the adequacy of host country laws to protect human health, the environment and Chevron’s reputation. Your Board and Management recommend that you vote against that proposal based upon the rationale stated in the proxy statement.

We write today to make you aware of additional information indicating that both the proposal, itself, and the recent communications from the proponents, are parts of a campaign being directed by the American trial lawyers behind the case against Chevron in Ecuador to pressure our company into a large out-of-court settlement.

In November of 2003, representatives of two of the three signatories to the proponents’ solicitation letter met with one of the American trial lawyers and others to plan a campaign to “pressure” Chevron. The email memorializing that meeting reports that Trillium Asset Management agreed to take the lead with regard to stockholder proposals. Trillium has submitted a resolution referencing the Ecuador case at each subsequent annual stockholders meeting. And in each year since the November 2003 meeting, the Trillium stockholder proposal has been used as a platform for carefully orchestrated media campaigns, protests and related activities – all of which appear to occur at the direction of the American trial lawyers in the case.

In their campaign for this year’s annual stockholder meeting, the plaintiffs’ lawyers and their colleagues have added a new dimension to their pressure strategy: a campaign to generate fear in the investment community. Having added a string of well-connected lobbyists to their team, we suspect that the plaintiffs have begun approaching public pension funds to hypothesize adverse scenarios concerning the outcome of the case. The plaintiffs’ lawyers themselves have approached analysts who cover our stock to convey similar messages. We understand that these presentations are heavy on the farthest extensions of the plaintiffs’ legal arguments regarding the trial in Ecuador, but light on the facts and the obvious weaknesses of their case.

For example, we understand that the plaintiffs assert that the full and complete release from environmental claims granted to Texaco Inc. subsidiary Texaco Petroleum Company (“TexPet”) by the Government of Ecuador has no effect on their case because it does not release non-governmental, third-party claims. The plaintiffs omit the material fact that the government was, and is, the owner of the public lands upon which the oil operations were conducted, and that during the earlier incarnation of this controversy brought in U.S. federal court, the Republic of Ecuador formally notified the U.S. State Department and the U.S. District Court that the private plaintiffs’ lawyers suing Texaco were illegitimately “attempting to usurp rights that belong to the government of the Republic of Ecuador” and that the Government of Ecuador was the sole possessor of claims for environmental damages to its public land.

Nine years after TexPet ceased operating in Ecuador, the Ecuador legislature, with publicly acknowledged assistance from the American trial lawyers behind this case, enacted a law that for the first time granted Ecuador citizens rights to sue for money damages for environmental impact to public lands. That law, however, is subject to the provision of the Ecuador constitution prohibiting the retroactive enforcement of laws enacted after the relevant conduct occurred.

Similarly, we have been advised that the plaintiffs’ lawyers are asserting that, in the event of an adverse ruling by the trial court, Chevron immediately will be required to post a substantial bond. They neglect to mention, however, that the bonding requirement to which they refer applies to enforcement within Ecuador, where Chevron has virtually no assets. Thus, the bond requirement asserted by the plaintiffs’ lawyers does not appear to have relevance to efforts to enforce a judgment outside of Ecuador. Outside of Ecuador, these plaintiffs face obstacles to enforcement, as discussed below, based upon the manner in which the case has been politicized and manipulated in the Ecuadorian courts.

In a second letter to stockholders, Trillium attaches a new scare item – this one, a purported “warning” to investors, authored by Potomac Research Group, a little-known, four-person firm. The Potomac Research report, which appears to have been prepared in association with the plaintiffs’ attorneys, virtually repeats the adverse scenarios the plaintiffs are featuring in their campaign. Indeed, the report is bold enough to have a section entitled “Pressure to Settle.”

Each event that the plaintiffs engineer in this campaign is broadcast in press releases issued by the “Amazon Defense Coalition,” which acts as the trial lawyers’ media arm. The events are then characterized as though they reflect a spontaneous groundswell of anti-Chevron sentiment, rather than the handiwork of their lawyers and lobbyists. Far from a “grassroots” movement, all of this is simply the trial lawyers’ campaign of manufactured news events.

Chevron believes that it is important for our stockholders to have our view of why this is all occurring. We believe that the American trial lawyers and lobbyists behind this case are campaigning to force an out-of-court settlement because of their concern that any judgment they obtain in Ecuador will not be enforceable anyplace outside of Ecuador.

The plaintiffs’ case against Chevron has always rested upon dubious legal and factual premises. But, over the course of the last two years, the case in Ecuador has further devolved into a judicial farce due, in large part, to open complicity between the plaintiffs and the government of Ecuadorian President, Rafael Correa.

When it operated in Ecuador, TexPet did so as the minority partner in a consortium with Ecuador’s state-owned oil company, Petroecuador. At the end of the consortium, TexPet entered into a formal agreement under which TexPet cleaned up its share of the operating area in exchange for a release from future liability. TexPet did what it agreed to do, and its work was inspected and approved by the government. By its own admission, Petroecuador never cleaned up the remainder of the consortium area, and over the course of the next 19 years compiled a deplorable record of reckless environmental stewardship, including reportedly more than 1,400 oil spills since 2000 alone.

By joining with the plaintiffs, the Government of Ecuador is attempting to shift the moral responsibility and financial liability for Petroecuador’s failings onto you, the stockholders of Chevron. Absent the deflection of this liability onto Chevron, the Government of Ecuador itself would have to spend its own money to remediate its majority share of the former concession area, to clean up after Petroecuador’s reckless operations since taking over as operator in 1990, and to provide basic infrastructure for the Ecuadorian citizens living in this area. Clearly, the Government of Ecuador has a substantial financial stake in the outcome of this case.

Since assuming power in Ecuador and asserting complete control over its courts, Mr. Correa has stated that Ecuador is no longer operating under the rule of law. He has personally called for the courts to rule against Chevron and has publicly promised the plaintiffs the full support of his government. In speeches, he refers to the plaintiffs’ trial lawyers as his “partners.” At the same time, the congressional assembly controlled by President Correa proclaimed that it would terminate judges who ruled contrary to its wishes and the interests of the government, and that the judges, themselves, would be subject to prosecution.

At the urging of one of Mr. Correa’s chief advisors, the court in Ecuador actually terminated the process through which both sides were entitled to submit evidence and turned over the entire fact-finding portion of the case to a single individual, Mr. Richard Cabrera, who is being paid by the plaintiffs and uses the plaintiffs’ supporters as his staff. Chevron’s team was not even allowed to observe his work. It was Mr. Cabrera who concocted the $27 billion damage estimate, which lacks any semblance of a foundation in science or law and purports to assess damages for claims that Chevron has not even been sued for and don’t even exist under Ecuadorian law. Mr. Cabrera does not even try to distinguish between the areas TexPet remediated and areas that Petroecuador either failed to remediate or damaged by its own ongoing operations over the past 19 years.

In any proceeding outside of Ecuador to enforce any potential judgment of the Ecuador court, we believe that we will be able to present strong evidence that the Ecuadorian judicial system has been structurally compromised. Transparency International currently ranks Ecuador among the worst countries in the world in terms of adherence to the rule of law, and a US State Department report issued earlier this year concluded that “systematic weakness and susceptibility to political or economic pressure in the rule of law” and “corruption and denial of due process” are common in Ecuador, and noted in particular that disputes with U.S. companies have become politicized.

In the context of this particular case, we will be able to present evidence of very specific executive branch interference in the legal process, efforts to pressure the courts, conflicts of interest, legal irregularities, denial of due process and conduct bordering upon, if not amounting to, outright corruption. For example the resolution proponents’ solicitation letter notes that two Chevron attorneys have been indicted in Ecuador. On three prior occasions Ecuador’s public prosecutors investigated and cleared our attorneys of any wrongdoing in connection with the TexPet remediation. We are in possession of actual emails between the plaintiffs’ trial lawyers and the Ecuador Attorney General’s office discussing the possible indictment of our attorneys as a means of supporting the plaintiffs and undermining the releases the Government of Ecuador granted to TexPet. Indeed, our attorneys were ultimately indicted only after meetings between President Correa and the plaintiffs’ lawyers, public advocacy for the indictment by the plaintiffs’ lawyers, and a demand by the President that they be indicted.

The American trial lawyers behind this case understand the obstacles they will confront in attempting to enforce a judgment produced by this judicial farce, as well as the personal risk to them in attempting to do so. Just last month, an U.S. court being asked to enforce a portion of over $21 billion in judgments against the Dole company procured in fraudulent court proceedings in Nicaragua denied enforcement, and the judge concluded her decision by indicating her intent to refer the American trial lawyers involved to disciplinary and prosecutorial agencies.

Faced with these realities, the trial lawyers have unleashed this campaign to obtain an out-of-court settlement that would spare them and their case from the impartial scrutiny that is warranted.

Litigation is always risky and uncertain, and we cannot say that our legal position ultimately will be sustained. This case is especially difficult because of the complicity between the American trial lawyers and the Correa regime in Ecuador. Chevron, however, is committed to defending not only its legal rights, but also its reputation. And, we remain resolved to resist the pressure campaign that is being manufactured by these trial lawyers and lobbyists.

We urge our stockholders to visit the website we have constructed about this case and to assess the facts for themselves. We also urge you to reject the trial lawyers’ stockholder proposal.

Sincerely yours,

Lydia I. Beebe
Corporate Secretary and Chief Governance Officer
Chevron Corporation